EXHIBIT 21.1
                        SUBSIDIARY COMPANIES AND STATE OR
                         JURISDICATION OF INCORPORATION


All Oceans Drilling B.V.                     Netherlands                 100%
Alpha Offshore Drilling Services             Cayman Islands, B.W.I.      100%
Atwood Drilling Inc.                         Delaware                    100%
Atwood Offshore Inc.                         Delaware                    100%
Atwood Hunter Co.                            Delaware                    100%
Atwood Oceanics Australia Pty. Ltd.          Australia                   100%
Atwood Oceanics Drilling Company             Texas                       100%
Atwood Oceanics International, S.A.          Panama                      100%
Atwood Oceanics (M) Sdn. Bhd.                Malaysia                    100%
Atwood Oceanics (NZ) Limited                 New Zealand                 100%
Atwood Oceanics Pacific Limited              Cayman Islands B.W.I.       100%
Atwood Oceanics Platforms Pty. Ltd.          Australia                   100%
Atwood Oceanics Service Pty. Ltd.            Australia                   100%
Atwood Oceanics West Tuna Pty. Ltd.          Australia                   50%
Aurora Offshore Service GmbH                 Germany                     100%
Clearways Offshore Development
Drilling Sdn. Bhd.                           Malaysia                    30%
Drillquest (M) Sdn. Bhd.                     Malaysia                    90%
Eagle Oceanics, Inc.                         Delaware                    100%
PT Pentawood Offshore Drilling               Indonesia                   80%
Swiftdrill, Inc.                             Texas                       100%
Swiftdrill Nigeria Limited                   Nigeria                     60%